Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC IDENTIFIES NEW BRINE INFLOW AT ESTERHAZY,

SASKATCHEWAN MINES; WILL REQUIRE ADDITIONAL MITIGATION

EFFORTS

No Impact On Fiscal 2007 Production Currently Anticipated; Company

Estimates Additional Fiscal 2007 Mitigation Efforts To Cost Between $20 to

$40 Million

PLYMOUTH, MN, January 24, 2007 – The Mosaic Company (NYSE: MOS) announced today that it recently identified a new saturated brine inflow located approximately 7,500 feet from its existing brine inflow management area in a mined out area at its Esterhazy, Saskatchewan potash mines.

The Company is continuing to evaluate the new inflow but does not currently expect any impact on fiscal 2007 production from Esterhazy’s K1 and K2 mines. The Company estimates that the mitigation efforts to address the brine inflow will cost in the range of $20 to $40 million in its fiscal year ending May 31, 2007, a portion of which is expected to be capitalized, which is in addition to the expenditures that had already been budgeted for managing Esterhazy’s existing brine inflow area.

“We have been successfully managing brine inflow issues at our Esterhazy mines for over two decades,” said James T. Prokopanko, President and Chief Executive Officer. “The recent data collected suggests that the new inflow could be at the rate of 20,000 to 25,000 gallons per minute, which is significantly greater than inflows we’ve previously experienced at Esterhazy and warrants aggressive mitigation efforts. Our mitigation teams have been deployed and, based on prior success in treating other inflows, we are optimistic that the new inflow can be mitigated successfully through pumping, grouting and other measures,” Prokopanko added.

The Company began to have saturated brine inflows at Esterhazy in 1985. Since that time the Company has been managing brine inflow areas as part of its ongoing operations. Without abatement, and assuming current estimates to be accurate, the

Company has storage capacity to handle the new brine inflow for several months without adversely affecting production at Esterhazy.

The Esterhazy mines, which recently completed a 400,000 metric tonne expansion, have an annual production capacity of approximately 4.3 million metric tonnes.

The Company is posting on its website additional detail relating to the new brine inflow, and further expects to provide an update on the status of the inflow, its remediation efforts and future production matters when more information is available.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to its estimates of the current volumes of brine inflows at its Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, its expectations regarding the potential efficacy of remedial measures to control the brine inflows, the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. It is possible that the costs of remedial efforts at the Esterhazy mines may increase in the future and that such an increase could be material, or, in the extreme scenario, that the brine inflow, risk to employees or remediation costs may increase to a level which would cause us to change our mining process or abandon the mines. Actual results may differ from those set forth in the forward-looking statements.

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